Exhibit 10.18

WISCONSIN ENERGY CORPORATION
AMENDED AND RESTATED
EXECUTIVE SEVERANCE POLICY

Introduction

Wisconsin Energy Corporation ("Wisconsin Energy"), a Wisconsin corporation, through the Board of Directors of Wisconsin Energy (the "Board"), has determined that appropriate steps should be taken to assure Wisconsin Energy of the continued employment, attention, and dedication to duty of its employees and to seek to ensure the availability of their continued service by affording them with reasonable security against changes in their employment relationship should a change in control of Wisconsin Energy occur. Therefore, in order to fulfill the above purposes, the following plan was developed and adopted.

ARTICLE I
ESTABLISHMENT AND RESTATEMENT OF PLAN

EEffective as of the date WICOR, Inc., became a wholly-owned subsidiary of Wisconsin Energy, Wisconsin Energy established the Wisconsin Energy Executive Severance Policy (the "Plan"), to assure employees of Wisconsin Energy of the continued employment, attention, and dedication to duty of its employees and to seek to ensure the availability of their continued service, notwithstanding the closing of the WICOR transaction. Wisconsin Energy most recently amended the Plan on April 25, 2000, to afford certain employees reasonable security against changes in their employment relationship should a change in control of Wisconsin Energy occur entirely apart from the WICOR transaction. The Plan is hereby further amended and restated, effective as of January 1, 2008 for compliance with Code Section 409A.

ARTICLE II
DEFINITIONS

As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

    Annual Compensation. The sum of a Participant's Annual Salary and Annual Incentive Award.

    Annual Incentive Award. The highest annual cash incentive award earned by a Participant during any of the 3 years prior to a termination of employment entitling the Participant to a Separation Benefit.

    Annual Salary. The Participant's regular annual base salary immediately prior to his or her termination of employment, including compensation converted to other benefits under a flexible pay arrangement maintained by the Corporation or deferred pursuant to a written plan or agreement with the Corporation, but excluding overtime pay, allowances, premium pay, compensation paid or payable under any Corporation long-term or short-term incentive plan or any similar payment.

    Beneficial Owner. The term "Beneficial Owner" has the meaning set forth in Rule 13d-3 under the Exchange Act.

    Board. The Board of Directors of Wisconsin Energy.

    Change in Control. The term "Change in Control" means, with respect to the Corporation, the occurrence of any one of the following dates, interpreted consistent with Treasury Regulation Section 1.409A-3(i)(5).

      Change in Ownership. The date any one Person, or more than one Person Acting as a Group, acquires ownership of stock of the Corporation that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation. Notwithstanding the foregoing, for purposes of this subsection, if any one Person, or more than one Person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Corporation, the acquisition of additional stock by the same Person or Persons is not considered to cause a Change in Control.

      Change in Effective Control.

        The date any one Person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Corporation possessing 30% or more of the total voting power of the stock of the Corporation. Notwithstanding the foregoing, for purposes of this subsection, if any one Person, or more than one Person Acting as a Group, is considered to effectively control the Corporation, the acquisition of additional control of the Corporation by the same Person or Persons is not considered to cause a Change in Control; or

        The date a majority of the members of the Corporation's Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation's Board before the date of the appointment or election.

      Change in Ownership of a Substantial Portion of the Corporation's Assets. The date any one Person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition or acquisitions. For purposes of this clause (iii), "gross fair market value" means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, a transfer of assets is not treated as a Change in Control if the assets are transferred to:

        An entity that is controlled by the shareholders of the transferring corporation;

        A shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

        An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation;

        A Person, or more than one Person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Corporation; or

        An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in paragraph D.

      "Person" and "Acting as a Group."

        For purposes of this Section, "Person" shall have the meaning set forth in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

        For purposes of this Section, Persons shall be considered to be "Acting as a Group" if they are owners of a corporation that enter into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Corporation. If a Person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be Acting as a Group with the other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Notwithstanding the foregoing, Persons shall not be considered to be Acting as a Group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

    Code. The Internal Revenue Code of 1986, as amended from time to time.

    Committee. The Compensation Committee of the Board.

    Corporation. Wisconsin Energy Corporation and any successor thereto.

    Covered Termination Associated with a Change in Control. The termination of a Participant's employment with the Employer under any of the following circumstances:

      a termination of employment by the Employer other than for Cause or because of disability, which occurs within a period of 2 years following the first date on which a Change in Control of the Corporation occurs; or

      a termination of employment by the Employer other than for Cause or because of disability within a period of 6 months prior to the first date on which a Change in Control of the Corporation occurs, and it is reasonably demonstrated by the Participant that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise arose in connection with or in anticipation of a Change in Control; or

      a termination of employment by the Participant for Good Reason:

        within a period of 2 years following the first date on which a Change in Control of the Corporation occurs; or

        within a period of 6 months prior to the first date on which a Change in Control of the Corporation occurs, and it is reasonably demonstrated by the Participant that such event occurred at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise arose in connection with or in anticipation of a Change in Control.

    Date of Termination. The date on which a Participant ceases to be an Employee.

    Employee. Any full-time, regular-benefit, non-bargaining employee of an Employer. The term shall exclude all individuals employed as independent contractors, temporary employees, other benefit employees, non-benefit employees, leased employees, even if it is subsequently determined that such classification is incorrect.

    Employer. The Corporation or a Subsidiary which participates in the Plan pursuant to Article V hereof.

    Exchange Act. The Securities Exchange Act of 1934, as amended from time to time.

    Good Reason. The Participant ceases to be an Employee by his or her own action after the occurrence, without the Participant's consent, of any of the following events, but only if the Participant provides his or her Employer with notice of the event within 90 days after the initial occurrence of the event, the Employer fails to remedy the event within the 30-day period after receiving such notice, and the Participant ceases to be an Employee immediately following expiration of the 30-day period.

      The Participant's Annual Salary is materially reduced below the higher of (A) the amount in effect immediately before the Change in Control and (B) the highest amount in effect at any time thereafter;

      The Participant's duties and responsibilities are materially diminished in comparison to the duties and responsibilities the Participant had immediately before the Change in Control; or

      There is a material change in the geographic location at which the Participant is required to be based and perform services from the location at which the Participant was required to be based and perform services immediately before the Change in Control.

    Participant. An individual who is designated as such pursuant to Section 3.1.

    Person. The term "Person" has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of the stock of the Corporation.

    Plan. The Wisconsin Energy Executive Severance Policy, as set forth herein and as amended from time to time.

    Separation Benefits. The benefits described in Section 4.3 that are provided to qualifying Participants under the Plan.

    Separation Period. The period beginning on a Participant's Date of Termination and ending on the third anniversary thereof for a Participant designated on Schedule 1 as eligible for a Tier 2 Separation Benefit, ending on the second anniversary thereof for a Participant designated as eligible for a Tier 3 Separation Benefit, and ending on the first anniversary thereof for a Participant designated as eligible for a Tier 4 Separation Benefit.

    Subsidiary. Any corporation in which the Corporation, directly or indirectly, holds a majority of the voting power of such corporation's outstanding shares of capital stock.

    Target Annual Incentive. The Annual Incentive Award that the Participant would have earned for the year in which his or her Date of Termination occurs, if the target goals had been achieved.

ARTICLE III
SEPARATION BENEFITS

   3.1    Participation. Each of the individuals named on Schedule 1 hereto shall be a Participant in the Plan. Schedule 1 may be amended by the Board from time to time to add individuals as Participants. All Participants will also be designated on Schedule 1 as eligible for either a Tier 2, Tier 3 or Tier 4 Separation Benefit under the provisions of Section 4.3(b)(ii) hereof.

   3.2    Duration of Participation. A Participant shall only cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Article VII of the Plan, or when he ceases to be an Employee of any Employer, unless, at the time he ceases to be an Employee, such Participant is entitled to payment of Separation Benefits as provided in the Plan or there has been an event or occurrence described in Section 4.2(a) which would enable the Participant to terminate his employment and receive Separation Benefits. A Participant entitled to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant. The Board may remove any Participant from coverage under the Plan. The removal may be accomplished by the Board's causing the Employer to provide written notice of such removal to the Participant at least one year in advance of the effective date of removal. If prior to the effective date of such removal, the Participant has become entitled to payment of a Separation Benefit or any other amounts under the Plan, such individual shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

  SEPARATION BENEFITS

    Right to Separation Benefit. A Participant shall be entitled to receive Separation Benefits in accordance with Section 4.3 if the Participant ceases to be an Employee for any reason specified in Section 4.2(a).

    Termination of Employment.

      Terminations Which Give Rise to Separation Benefits Under This Plan.

        In the event of a Covered Termination Associated with a Change in Control, a Participant shall be entitled to receive Separation Benefits in accordance with Section 4.3;

        An Employer or any affiliate of an Employer sells or otherwise distributes or disposes of the subsidiary, branch or other business unit in which the Participant was employed before such sale, distribution or disposition and the requirements of Section 4.2(b)(iii) are not met, and the Participant ceases to be an Employee by action of the Employer upon or within 90 days after such sale, distribution or disposition.

      Terminations Which Do Not Give Rise to Separation Benefits Under This Plan. If a Participant's employment is terminated for Cause, disability, death, or a qualified sale of business (as those terms are defined below), or voluntarily by the Participant (whether on account of retirement or otherwise and other than for Good Reason as described Section 2(j)(iii)) the Participant shall not be entitled to Separation Benefits under the Plan.

        A termination for disability shall have occurred where a Participant is terminated because illness or injury has prevented him or her from performing his or her duties (as they existed immediately prior to the illness or injury) on a full time basis for 180 consecutive business days.

        A termination for Cause shall have occurred where a Participant is terminated because of:

          the willful and continued failure of the Participant to perform substantially the Participant's duties with the Corporation or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or an elected officer of the Corporation which specifically identifies the manner in which the Board or the elected officer believes that the Participant has not substantially performed the Participant's duties, or the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Corporation.

        For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered "willful" unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant's action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Corporation, shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Corporation.

        A termination due to a qualified sale of business shall have occurred where an Employer or an affiliate of an Employer has sold, distributed or otherwise disposed of the subsidiary, branch or other business unit in which the Participant was employed before such sale, distribution or disposition and the Participant has been offered employment with the purchaser of such subsidiary, branch or other business unit or the corporation or other entity which is the owner thereof on substantially the same terms and conditions under which he worked for the Employer (including, without limitation, base salary, duties and responsibilities, program of benefits and location where based). Such terms and conditions shall also include, without limitation, a legally binding agreement or plan covering such Participant, providing that upon a termination of employment with the subsidiary, branch or business unit (or the corporation or other entity which is the owner thereof) or any successor thereto of the kind described in Article VI of this Plan, at any time before the end of a 2-year period following the first date on which a Change in Control of the Corporation occurs, the Participant's employer or any successor will pay to each such former Participant an amount equal to the Separation Benefit and other benefits that such former Participant would have received under the Plan had he been a Participant at the time of such termination. For purposes of this subsection, the new employer plan or agreement must treat service with any Employer (irrespective of whether the Employer was an affiliate of the Corporation or the Employee was a Participant at the time of such service) and the new employer as continuous service for purposes of calculating Separation Benefits.

    Separation Benefits.

      If a Participant's employment is terminated in circumstances entitling him to a separation benefit as provided in Section 4.2(a), the Participant's Employer shall pay such Participant, within 20 days of the Date of Termination, a cash lump sum as set forth in Section 4.3(b) and provide the continued benefits set forth in Section 4.3(c). For purposes of determining the benefits set forth in Sections 4.3(b) and 4.3(c), if the termination of the Participant's employment is based upon a reduction of the Participant's Annual Salary as described in Section 2(o)(i) or as described in Section 2(j)(iii), such reduction shall be ignored. Effective as of January 1, 2008, any deferral election filed pursuant to the terms of the Plan as in effect before January 1, 2008, shall be void.

      The cash lump sum referred to in Section 4.3(a) shall equal the aggregate of the following amounts:

        the sum of (A) the Participant's Annual Salary through the Date of Termination to the extent not theretofore paid, (B) the product of (1) the Target Annual Incentive and (2) a fraction, the numerator of which is the number of days in such year through the Date of Termination, and the denominator of which is 365, and (C) any accrued vacation pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto;

        an amount equal to the product of (A) the number specified below for the Tier level applicable to the Participant as set forth on Schedule 1, and (B) the sum of (1) the Participant's Annual Salary and (2) the higher of the Target Annual Incentive or the Annual Incentive Award:

Tier Level	Multiplier for (A) Above
Tier 2 Tier 3 Tier 4	3 2 1

        an amount equal to the difference between (A) the actuarial equivalent of the benefit under the Corporation's qualified defined benefit retirement plan (the "Retirement Plan") and any excess or supplemental retirement plans in which the Participant participates (together, the "SERP") which the Participant would receive if his or her employment continued during the Separation Period, assuming that the Participant's compensation during the Separation Period would have been equal to his or her compensation as in effect immediately before the termination or, if higher, immediately before the first date on which a Change in Control of the Corporation occurs, as the case may be, and (B) the actuarial equivalent of the Participant's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination. The actuarial assumptions used for purposes of determining actuarial equivalence shall be no less favorable to the Participant than the most favorable of those in effect under the Retirement Plan and the SERP on the Date of Termination or the first date on which a Change in Control of the Corporation occurs, as the case may be.

      The continued benefits referred to above in subsection (a) shall be the provision to the Participant and his or her family during the Separation Period of medical, dental and life insurance benefits as if the Participant's employment had not been terminated; provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree medical, dental and life insurance benefits under the Corporation's plans, practices, programs and policies, the Participant shall be considered to have remained employed during the Separation Period and to have retired on the last day of such period.

    To the extent that the period during which the continued provision of medical and dental benefits falls within the applicable COBRA continuation period, such continued provision of medical and dental benefits is exempt from Code Section 409A under Treasury Regulation Section 1.409A-1(b)(9)(v)(B). To the extent that the period during which the continued provision of medical and dental benefits extends beyond the applicable

    COBRA continuation period, the following shall apply: (a) the medical and dental expenses to which a Participant (and his or her family, if applicable) are eligible for reimbursement are those expenses covered under the terms of the applicable medical and/or dental plan under which the Participant (and his or her family, if applicable) continues to be covered by virtue of this Section 4.3(c); (b) the premiums for continued medical and dental coverage shall be paid on a monthly basis; (c) any amounts paid to or on behalf of the Participant as reimbursement for medical and/or dental expenses shall be paid on or before the last day of the year following the year in which such expense was incurred; (d) any amounts paid to or on behalf of the Participant as reimbursement for medical and/or dental expenses during one year will not affect the Participant's eligibility for amounts paid to or on behalf of the Participant as reimbursement for medical and/or dental expenses during any other year; and (e) the right to continued coverage beyond the applicable COBRA continuation period is not subject to liquidation or exchange for another benefit.

    Other Benefits Payable. The cash lump sum and continuing benefits described in Section 4.3 above shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to accrued vacation or sick pay, amounts or benefits payable under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, restricted stock plan, life insurance plan, health plan, disability plan or similar or successor plan, but excluding any severance pay under any severance plan, practice or program or pay in lieu of notice required to be paid to such Participant under applicable law.

    Certain Reduction of Payments by the Corporation.

    Notwithstanding any other provision of this Plan, if any portion of the Separation Benefits or any other payment under any other agreement with or plan of the Corporation or the Employer (in the aggregate "Total Payments"), would constitute an "excess parachute payment," then the Total Payments to be made to the Participant shall be reduced such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be One Dollar ($1) less than the maximum amount which the Participant may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code (the "Code") (or any successor provision) or which the Corporation may pay without loss of deduction under Section 280G(a) of the Code (or any successor provision). For purposes of this Plan, the terms "excess parachute payment" and "parachute payments" shall have the meaning assigned to them in Section 280G of the Code (or any successor provision), and such "parachute payments" shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) of the Code (or any successor provision). Within 60 days following delivery of a notice by the Corporation to the Participant of its belief that there is a payment or benefit due the Participant which will result in an excess parachute payment as defined in Section 280G of the Code (or any successor provision), the Participant and the Corporation, at the Corporation's expense, shall obtain the opinion (which need not be unqualified) of the

    Corporation's independent auditors which sets forth (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments and (C) the amount and present value of any excess parachute payments without regard to the limitations of this Section 4.5. As used in this Section 4.5, "Base Period Income" means the Participant's "annualized includible compensation for the base period" as defined in Section 280G(d)(1) of the Code (or any successor provision). For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Corporation's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code (or any successor provisions), which determination shall be evidenced in a certificate of such auditors addressed to the Corporation and the Participant. Such opinion shall be dated as of the Participant's date of termination of employment and addressed to the Corporation and the Participant and shall be binding, absent manifest error, upon the Corporation and the Participant. If such opinion determines that there would be an excess parachute payment, the Separation Benefits hereunder or any other payment determined by such auditors to be includible in Total Payments shall be reduced or eliminated as specified by the Participant in writing delivered to the Corporation within 30 days of the Participant's receipt of such opinion or, if the Participant fails to so notify the Corporation, then as the Corporation shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such auditors so request in connection with the opinion required by this Section, the Participant and the Corporation shall obtain, at the Corporation's expense, and the auditors may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Participant. Notwithstanding the foregoing, the calculations provided for herein shall be based upon the conclusive presumption that the following are reasonable: the compensation payments made under Section 4.3(b)(i) as well as any other compensation, earned prior to the date of the Participant's termination of employment pursuant to the Corporation's compensation programs if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change of Control. If the provisions of Sections 280G and 4999 of the Code (or any successor provisions) are repealed without succession, then this Section 4.5 shall be of no further force or effect.

    The Participant shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would subject the Participant to the tax imposed by Section 4999 of the Code. Such notification shall be given as soon as practicable, but no later than 10 business days after the Participant is informed in writing of such claim and shall apprise the Corporation of the nature of the claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to the claim is due). If the Corporation notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant agrees to give the Corporation any information reasonably requested by the Corporation in writing relating to such claim, to take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation, to cooperate with the Corporation in good faith in order to effectively contest such claim, to permit the Corporation to control any proceedings relating to such claim and to permit the Corporation to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority with respect to such claim. The Corporation shall bear and pay directly all costs and expenses, including additional interest and penalties) incurred in connection with such contest. Further, provided only that the Corporation receives timely written notification from the Participant with respect to such claim, the Corporation will indemnify and hold the Participant harmless, on an after-tax basis, for any excise tax under Section 4999 of the Code (including interest and penalties thereon), such that the net amount retained by the Participant after the deduction of any such excise tax and any interest or penalties thereon (but not any federal, state or local income tax) would be the same as if such excise tax had never applied.

    Payment Obligations Absolute; Offset for Wisconsin Energy Senior Executive Severance Policy. Subject to Section 4.5 and except for the offset described below, the obligations of the Corporation and the Employers to pay the separation benefits described in Section 4.3 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation or any of its Subsidiaries may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer, except as specifically provided in Section 4.3(c). In the event a Participant becomes entitled to severance or termination pay under any other Corporation or Employer severance or termination plan, program, practice or arrangement separate and apart from this Plan, he shall receive payment and applicable benefits only under the plan or arrangement which provides the larger severance pay, as determined by the Committee in its sole discretion. In no event shall severance or termination pay be paid under more than one plan, program, practice or arrangement. A Participant's entitlement to any other compensation and benefits will be determined in accordance with the Corporation's or Employer's employee benefit plans and other applicable programs, policies and practices as in effect from time to time.

  PARTICIPATING EMPLOYERS

  Subsidiaries whose Employees are Participants pursuant to Section 3.1 shall participate in the Plan.

  SUCCESSOR TO CORPORATION

  This Plan shall bind any successor of the Corporation, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise) in the same manner and to the same extent that the Corporation would be obligated under this Plan if no succession had taken place.

  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Corporation shall require such successor expressly and unconditionally to assume and agree to perform the Corporation's obligations under this Plan, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. The term "Corporation," as used in this Plan, shall mean the Corporation as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

  DURATION, AMENDMENT AND TERMINATION

    Duration. This Plan was established on April 26, 2000 and it shall continue on a year by year basis. The Corporation reserves the right, however, to terminate this Plan at any time by providing written notice of such termination to each person who is then a Participant at least one year in advance of the effective date of the Plan's termination. However, if prior to the effective date of the Plan termination, a Participant has become entitled to payment of a Separation Benefit or any other amounts under the Plan, such individual shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

    Amendment. Except as provided in Section 7.1, the Plan shall not be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of Participants.

    Form of Amendment. The form of any amendment of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Corporation, certifying that the amendment has been approved by the Board.

  MISCELLANEOUS

    Indemnification. If a Participant institutes any legal action in seeking to obtain or enforce or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by this Plan, the Corporation or the Employer will pay for all actual reasonable legal fees and expenses incurred (as incurred) by such Participant, regardless of the outcome of such action.

    Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Participant's Employer any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change the Corporation's policies or those of its Subsidiaries regarding termination of employment.

    Claim Procedure. If an Employee or former Employee makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Corporation shall treat it as a claim for benefits. For purposes of this Section, the Corporation has delegated to the Employee Benefits Committee ("Committee") the authority to decide claims brought under the Plan.

      Initial Claims for Benefits. All claims for benefits under the Plan shall be sent to the Committee as Plan Administrator and must be received within 90 days after termination of employment. The Committee will make a determination on the claim for benefits and inform the claimant of its determination, in writing, within 90 days after the Committee's receipt of the claim, unless the Committee determines that additional time, not exceeding an additional 90 days, is needed. If the Committee determines that additional time is needed, it will inform the claimant, in writing, of the need for additional time, the reason the additional time is necessary, and the date by which it expects to render its determination. If the Committee determines that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefore in terms calculated to be understood by the claimant. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, describe any additional material or information that is necessary and the reason such information is necessary, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim, and advise the claimant of his or her right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

      Appeal of Initial Benefit Determination. The claimant may, within 90 days after receiving an adverse benefit determination, submit in writing to the Committee a notice that the claimant contests the denial of his or her claim by the Committee and desires a further review. The claimant may submit written comments, documents, records, and other information in support of his or her claim to the Committee. The claimant may review and/or receive copies of, upon request and free of charge, documents relevant to his or her claim. The Committee will notify the claimant of its final decision, in writing, within 60 days of the written request for review, unless the Committee determines additional time, not exceeding 60 days, is needed. In such case, the Committee will inform the claimant, in writing, before expiration of the initial 60-day period, of the need for additional time, the reason additional time is needed, and the date by which it expects to render its determination. The Committee's written notice of its final decision will include, for an adverse decision, the specific reasons for the decision, reference to the specific Plan provisions on which the decision is based, a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all relevant information relating to its decision, a description of any voluntary appeal procedures available, and a statement that the claimant has the right to bring an action under ERISA Section 502(a).

      Legal Action. A claimant may not bring a legal action against the Plan in court unless he or she fully exhausts the claims procedures set forth above. Additionally, a claimant may not bring a legal action against the Plan in court after 180 days from the final disposition of the claim on appeal.

    Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Wisconsin, without reference to principles of conflict of law, except to the extent preempted by federal law.

    Notices. All communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Employer (to the attention of the Secretary of the Employer) at its principal executive office and to the Participant at his/her principal residence, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of a change of address shall be effective only upon receipt.

  SCHEDULE 1

  Participants Eligible for Separation
  Benefits if the Conditions Specified in
  Section 4.2(a) are Satisfied and Tier Level
  Applicable for Each Such Participant:

    Employees of the WICOR, Inc. Companies selected for participation by WICOR, Inc. pursuant to Section 3.15(f) of the Agreement and Plan of Merger dated as of June 27, 1999, as amended, among Wisconsin Energy, WICOR, Inc., and CEW Acquisition, Inc.

i)	For Tier 2:	None
ii)	For Tier 3:	Stephen Dickson
iii)	For Tier 4:	Louise Horton
Joseph Konrad
Peter Newman
Michael Rau
Thelma Sias
Mary Wolter

    Employees named by the Board:

i)	For Tier 2:
Charles Cole
Walter Kunicki
Kristine Krause
Scott Patulski
Kristine Rappé
Jeffrey West
Richard White Arthur Zintek
ii)	For Tier 3:
Sally Bentley
Steven Cartwright
James Keller
Allan Mihm
Donald Sawruk
Robert Whitefoot James Schubilske
iii)	For Tier 4:	William Beres
Donna Conant
Jewel Currie
Richard Dowdell
Roma Draba
Phyllis Dube
N. David Durment
Robert Hall Colleen Henderson
Anthony Jankowski
Leslie Kowalski
Ernest Maas
Kris McKinney
David Molinare
Richard O'Conor
Steven Quade
Thomas Route
Bruce Sasman
Joan Shafer
Paul Shorter